Exhibit 10

EXECUTION VERSION

ARRANGEMENT AGREEMENT

BETWEEN

BROOKFIELD ASSET MANAGEMENT INC.

-AND-

1927726 ONTARIO INC.

-AND-

BROOKFIELD RESIDENTIAL PROPERTIES INC.

December 23, 2014

TABLE OF CONTENTS

(continued)

ARRANGEMENT AGREEMENT

THIS AGREEMENT made as of the 23rd day of December, 2014.

BETWEEN:

BROOKFIELD ASSET MANAGEMENT INC.,

a corporation existing under the laws of Ontario,

(hereinafter referred to as “Brookfield”)

— and —

1927726 ONTARIO INC.,

a corporation incorporated under the laws of Ontario,

(hereinafter referred to as the “Purchaser”, and together with Brookfield, the

“Purchaser Parties”)

— and —

BROOKFIELD RESIDENTIAL PROPERTIES INC.,

a corporation existing under the laws of Ontario,

(hereinafter referred to as the “Corporation”)

WHEREAS the Purchaser wishes to acquire all of the issued and outstanding common shares of the Corporation not already owned by the Purchaser and its affiliates by way of an Arrangement under the provisions of the Business Corporations Act (Ontario) (the “OBCA”);

AND WHEREAS the Unconflicted Board of Directors (as hereinafter defined) has unanimously determined, after consultation with its financial and legal advisors, that the Arrangement (as hereinafter defined) is fair to the Public Shareholders (as hereinafter defined) and that the transactions contemplated in the Arrangement are in the best interests of the Corporation; and the Unconflicted Board of Directors unanimously has resolved to recommend approval of the Arrangement to the shareholders of the Corporation, all on the terms and subject to the conditions contained herein;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the covenants and agreements contained herein and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each party), the parties hereby covenant and agree as follows:

ARTICLE 1

INTERPRETATION

1.1	Definitions

In this Agreement, unless the context otherwise requires:

“affiliate” has the meaning given thereto in National Instrument 45-106 —Prospectus and Registration Exemptions;

“Agreement”, “hereof”, “herein”, “hereto” and like references mean and refer to this agreement, as same may be amended, supplemented or restated in accordance with its terms;

“Arrangement” means the arrangement pursuant to section 182 of the OBCA, on the terms and conditions set forth in the Plan of Arrangement, and any amendment or variation thereto in accordance with the terms of this Agreement and the Plan of Arrangement or made at the discretion of the Court in the Final Order (with the consent of the Purchaser and the Corporation, each acting reasonably);

“Arrangement Resolution” means a special resolution of the Corporation in substantially the form of Schedule A hereto;

“Articles of Arrangement” means the articles of arrangement of the Corporation in respect of the Arrangement required to be filed with the Director pursuant to Section 183(1) of the OBCA after the Final Order is made;

“Board of Directors” means the board of directors of the Corporation;

“Brookfield” has the meaning ascribed thereto in the Recitals;

“Business Day” means any day of the week, other than a Saturday or Sunday or a statutory or civic holiday observed in Toronto, Ontario, Calgary, Alberta and New York, New York;

“Certificate of Arrangement” means the certificate of arrangement giving effect to the Arrangement, issued pursuant to Section 183(2) of the OBCA after the Articles of Arrangement have been filed;

“Circular” means the notice of Shareholders’ Meeting and accompanying management information circular of the Corporation to be mailed to the Corporation Shareholders in connection with the Shareholders’ Meeting;

“Consideration” means $24.25 in cash per Corporation Share, subject to adjustment pursuant to Section 2.6;

“Core Representations” means the representations and warranties of the Corporation contained in Sections 3.1(a), 3.1(b), 3.1(c) and 3.1(d);

“Corporation” has the meaning ascribed thereto in the Recitals;

“Corporation Redemption Amount” means the aggregate amount of Consideration for all of the Corporation Shares that the Corporation Shareholders whose Corporation Shares are being purchased for cancellation by the Corporation are entitled to receive under the Arrangement;

“Corporation Securityholders” means holders of Corporation Shares and Options;

“Corporation Shareholders” means holders of Corporation Shares;

“Corporation Shares” means the common shares in the capital of the Corporation, including Restricted Shares but excluding common shares in the capital of the Corporation owned by BRP Holdings Corp.;

“Corporation’s Disclosure Letter” means the disclosure letter delivered by the Corporation to Brookfield on the date hereof;

“Corporation’s Public Disclosure Record” means all documents filed by or on behalf of the Corporation on SEDAR after December 31, 2013 and before the date hereof;

“Court” means the Ontario Superior Court of Justice (Commercial List);

“Depositary” means CST Trust Company;

“Director” means the Director appointed under Section 278 of the OBCA;

“Dissent Rights” means the rights of dissent in respect of the Arrangement described in the Plan of Arrangement;

“Dissenting Shareholder” means a registered holder of Corporation Shares (other than Brookfield, the Purchaser or one of their subsidiaries) who dissents in respect of the Arrangement Resolution in strict compliance with the Dissent Rights and who is ultimately entitled to be paid fair value for its Corporation Shares;

“DSU” means a deferred share unit granted under the DSU Plan;

“DSU Plan” means the deferred share unit plan of the Corporation;

“Effective Date” means the date upon which the Arrangement becomes effective as established by the date shown on the Certificate of Arrangement;

“Effective Time” means the first moment in time in Toronto, Ontario on the Effective Date, or such other time as may be agreed to in writing by the Corporation and the Purchaser prior to the Effective Date;

“Escrowed Share Agreement” means the BRP Holdings Corp. Shareholders’ Agreement, dated June 23, 2011 between BRP Holdings Corp. and the Corporation;

“Escrowed Shares” means the common shares of BRP Holdings Corp. under the Escrowed Share Agreement;

“Excess Redemption Amount” means the portion of the Corporation Redemption Amount in excess of $25 million;

“Exchange Act” means the United States Securities Exchange Act of 1934;

“Fairness Opinion” means the written opinion of the Financial Advisor dated December 23, 2014, addressed to the Special Committee to the effect that the consideration to be received under the Arrangement is fair, from a financial point of view, to the Public Shareholders;

“Final Order” means the order of the Court, in form and substance satisfactory to the Purchaser and the Corporation, each acting reasonably, approving the Arrangement, as such order may be amended by the Court (with the consent of the Purchaser and the Corporation, each acting reasonably) at any time prior to the Effective Date or, if appealed, then unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is satisfactory to the Purchaser and the Corporation, each acting reasonably) on appeal;

“Financial Advisor” means Morgan Stanley Canada Limited;

“GAAP” means accounting principles generally accepted in the United States of America;

“Governmental Entity” means (a) any multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, commissioner, board, bureau or agency, domestic or foreign; (b) any subdivision, agent, commission, commissioner, board, or authority of any of the foregoing; (c) any self-regulatory authority, including the TSX and the NYSE; or (d) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

“Holdco Agreements” has the meaning ascribed thereto in Section 2.10(c);

“Holdco Alternative” has the meaning ascribed thereto in Section 2.10(a);

“Holdco Election Date” has the meaning ascribed thereto in Section 2.10(a);

“Holdco Share Consideration” means, in respect of each Qualifying Holdco Share, (i) the Consideration multiplied by the number of Corporation Shares held by such Qualifying Holdco divided by (ii) the aggregate number of Qualifying Holdco Shares that are issued and outstanding;

“Interim Order” means an order of the Court, in form and substance satisfactory to the Purchaser and the Corporation, each acting reasonably, containing declarations and directions in respect of the notice to be given and the conduct of the Shareholders’ Meeting with respect to the Arrangement, as such order may be amended by the Court with the consent of the Purchaser and the Corporation, each acting reasonably;

“Knowledge of Corporation” means the actual knowledge (after reasonable inquiry) of Alan Norris, Craig Laurie and Shane Pearson;

“Laws” means all laws (including common law), by-laws, statutes, rules, regulations, principles of law, orders, ordinances, judgments, decrees, guidelines, policies or other requirements, whether domestic or foreign, and the terms and conditions of any grant of approval, permission, authority or license of any Governmental Entity and the term “applicable”

with respect to such Laws and in a context that refers to one or more parties, means such Laws as are applicable to such party or its business, undertaking, property or securities and emanate from a Governmental Entity having jurisdiction over the party or parties or its or their business, undertaking, property or securities;

“Legal Action” means any material claims, actions, suits, demands, arbitrations, charges, indictments, hearings or other civil, criminal, administrative or investigative proceedings, or other investigations or examinations;

“Liens” means any hypothecations, mortgages, liens, charges, security interests, pledges, claims, encumbrances and adverse rights or claims;

“Material Adverse Effect” means any fact, circumstance, change, effect, event or occurrence that, individually or in the aggregate with all other facts, circumstances, changes, effects, matters, actions, conditions, events or occurrences:

(a)	would or would reasonably be expected to be material and adverse to the business, affairs, results of operations, assets, properties, capital, capitalization, condition (financial or otherwise), rights, liabilities, obligations (whether absolute, accrued, conditional or otherwise) of the Corporation and its subsidiaries, taken as a whole; or

(b)	would or would reasonably be expected to materially impair or delay the consummation of the Arrangement by the Corporation beyond the Outside Date or materially impair or delay the ability of the Corporation to perform its obligations hereunder, provided that the pendency of any litigation seeking to restrain, enjoin or otherwise prohibit the consummation of the Arrangement shall be disregarded for the purpose of this clause (b), other than, in the case of either clause (a) or (b) above, any fact, circumstance, change, effect, event or occurrence resulting from: (i) the execution or announcement of the execution of this Agreement or the transactions contemplated hereby or the performance of any obligation hereunder, (ii) changes or developments in financial, economic or political conditions or securities, credit, financial, banking or currency markets in general, (iii) changes affecting the industry and markets in which the Corporation and its subsidiaries operate, (iv) any natural disaster or any climatic or other natural events or conditions, (v) any change or proposed change in applicable Law, regulations or GAAP or the interpretation or application thereof, (vi) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, or (vii) any action taken by the Corporation that is permitted under this Agreement or that was undertaken with the consent or approval of Brookfield, provided however that such fact, circumstance, change, effect, event or occurrence referred to in clauses (ii), (iii), (iv), (v) or (vi) do not primarily relate to (or have the effect of primarily relating to) the Corporation and its subsidiaries, taken as a whole, or disproportionately adversely affect the Corporation and its subsidiaries, taken as a whole, compared to other persons operating in the same industry as the Corporation and its subsidiaries, provided that (x) a failure to meet any internal or publicly disclosed projections, forecasts or estimates of, or guidance relating to, revenue, earnings or other financial metrics of the Corporation, whether made by or attributed to the Corporation or any financial analyst or other person, or (y) any decrease in the market price or any decline in the trading volume of the common shares of the Corporation on either the TSX or NYSE shall not, in and of itself, constitute a Material Adverse Effect; provided, however, that any fact, circumstance, change, effect, event or occurrence underlying any such decrease in market price or decline in trading volume that is not excluded pursuant to clause (i) through (vi) may be considered in determining whether there has been a Material Adverse Effect;

“material fact” has the meaning ascribed thereto in the Securities Act;

“MI 61-101” means Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions;

“Misrepresentation” has the meaning ascribed thereto under any applicable Securities Laws;

“Non-Core Representations” means all of the representations and warranties of the Corporation set forth in this Agreement other than the Core Representations;

“NYSE” means the New York Stock Exchange;

“OBCA” has the meaning ascribed thereto in the Recitals;

“Option” means an option to purchase Corporation Shares granted under the Option Plan;

“Option Plan” means the share option plan of the Corporation;

“Ordinary Course of Business” means the ordinary course of business of the Corporation and its subsidiaries (as the case may be), consistent with past practice, and which shall include, without limitation, matters contained in the Corporation’s business plan approved by the Board of Directors on December 3, 2014 and any amendments thereto;

“Outside Date” means April 30, 2015 or such later date as may be agreed to in writing by the parties;

“Plan of Arrangement” means the plan of arrangement in substantially the form of Schedule B hereto, and any amendment or variation thereto in accordance with the terms hereof, Section 6.1 of the Plan of Arrangement or made at the direction of the Court in the Final Order with the consent of the Purchaser and the Corporation, each acting reasonably;

“Public Shareholders” means the holders of Corporation Shares other than Brookfield and its subsidiaries (including the Purchaser and the Corporation) and any other person who holds Corporation Shares in respect of which votes are required to be excluded under Section 8.1(2) of MI 61-101 for the purposes of determining minority approval for the Arrangement;

“Purchaser” has the meaning ascribed thereto in the Recitals;

“Purchaser Parties” has the meaning ascribed thereto in the Recitals;

“Qualifying Holdco” has the meaning ascribed thereto in Section 2.10(a);

“Qualifying Holdco Shareholders” has the meaning ascribed thereto in Section 2.10(a);

“Qualifying Holdco Shares” has the meaning ascribed thereto in Section 2.10(a)(v);

“Representatives” of a person means the directors, officers, employees, advisors or other representatives of such person (including lawyers, accountants and financial and other professional advisors);

“Required Vote” has the meaning ascribed thereto in Section 2.3(c)(ii);

“Restricted Shares” means common shares that were granted under the Restricted Stock Plan and which are unvested at the Effective Date;

“Restricted Stock Plan” means the restricted stock plan of the Corporation;

“RSU” means a restricted share unit granted under the RSU Plan;

“RSU Plan” means the restricted share unit plan of the Corporation;

“Schedule 13E-3” means the Rule 13e-3 transaction statement on Schedule 13E-3 under the Exchange Act to be filed in connection with this Agreement and the Plan of Arrangement;

“Securities Act” means the Securities Act (Ontario);

“Securities Authorities” means the applicable securities commissions and other securities regulatory authorities in Canada and the United States;

“Securities Laws” means the Securities Act, the Exchange Act, and all other applicable Canadian provincial and territorial and United States federal and state securities laws, rules, regulations and published policies thereunder;

“SEDAR” means the System for Electronic Document Analysis and Retrieval;

“Shareholders’ Meeting” means the special meeting of the Corporation Shareholders, including any adjournment or postponement thereof, to be called in accordance with the Interim Order to consider, among other things, the Arrangement Resolution;

“Special Committee” means the special committee of independent directors of the Corporation constituted to consider the transactions contemplated by this Agreement;

“subsidiary” has the meaning given in National Instrument 45-106 — Prospectus and Registration Exemptions;

“Tax Act” means the Income Tax Act, R.S.C. 1985, c. 1 (5th Supp.);

“Taxes” includes any taxes, duties, fees, premiums, assessments, imposts, levies and other charges of any kind whatsoever imposed by any Governmental Entity, including all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Entity in respect thereof, and including those levied on, or measured by, or referred to as, income, gross receipts, profits, capital, transfer, land transfer, sales, goods and services, harmonized sales, Quebec sales, use, value-added, excise, stamp, withholding, business, franchising, property, development, occupancy, employer health, payroll, employment, health, social services, education and social security taxes, all surtaxes, all customs duties and import and export taxes, countervail and anti-dumping duties, all license, franchise and registration fees and all employment insurance, health insurance, workers’ compensation and Canada and other government pension plan premiums or contributions;

“Tax Returns” includes all returns, reports, declarations, elections, notices, filings, forms, statements and other documents (whether in tangible, electronic or other form) and including any amendments, schedules, attachments, supplements, appendices and exhibits thereto, made, prepared, filed or required to be made, prepared or filed by Law in respect of Taxes;

“TSX” means the Toronto Stock Exchange;

“Unconflicted Board of Directors” means the board of directors of the Corporation, excluding Alan Norris and Timothy Price as directors who have interests that present actual or potential conflicts of interest in connection with the Arrangement; and

“Valuation” means the formal valuation of the Corporation Shares dated December 23, 2014 that was prepared by the Financial Advisor in accordance with MI 61-101.

1.2	Certain Rules of Interpretation

In this Agreement:

(a)	Calculation of Time. Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends.

(b)	Business Days. Whenever any action to be taken or payment to be made pursuant to this Agreement would otherwise be required to be made on a day that is not a Business Day, such action shall be taken or such payment shall be made on the first Business Day following such day.

(c)	Headings. The descriptive headings preceding Articles and Sections of this Agreement are inserted solely for convenience of reference and are not intended as complete or accurate descriptions of the content of such Articles or Sections. The division of this Agreement into Articles, Sections and subsections and the insertion of a table of contents shall not affect the interpretation of this Agreement.

(d)	Including. Where the word “including” or “includes” is used in this Agreement, it means “including without limitation” or “includes without limitation”.

(e)	Statutory References. Any reference to a statute shall mean the statute in force as at the date of this Agreement (together with all rules, regulations and published policies, as applicable, made thereunder), as the same may be amended, re-enacted, consolidated or replaced from time to time, and any successor statute thereto, unless otherwise expressly provided.

(f)	Currency. All references to “$” mean U.S. dollars.

(g)	Number and Gender. In this Agreement, unless the contrary intention appears, words importing the singular include the plural and vice versa; words importing gender shall include all genders; and words importing persons shall include a natural person, firm, trust, partnership, association, corporation, joint venture or Governmental Entity (including any governmental agency, political subdivision or instrumentality thereof).

1.3	Schedules

Schedule A and Schedule B, annexed to this Agreement, are incorporated by reference into and form part of this Agreement.

ARTICLE 2

THE TRANSACTION

2.1	Arrangement

(a)	The Corporation shall prepare, file, proceed with and diligently prosecute an application pursuant to section 182(5) of the OBCA for the Interim Order as contemplated in Section 2.3.

(b)	As soon as reasonably practicable after obtaining the Interim Order, the Corporation shall convene and hold the Shareholders’ Meeting for the purpose of considering the Arrangement Resolution.

(c)	If the Interim Order and the approval of the Corporation Shareholders as set out in the Interim Order are obtained, the Corporation shall promptly thereafter take all steps necessary or desirable to submit the Arrangement to the Court and apply for the Final Order.

(d)	Subject to obtaining the Final Order and the satisfaction or waiver of the other conditions herein contained in favour of each party, the Corporation shall file, pursuant to section 183(1) of the OBCA, articles of arrangement to give effect to the Arrangement and implement the Plan of Arrangement.

2.2	Effective Date of Arrangement

The Arrangement shall become effective on the Effective Date and the steps to be carried out pursuant to the Arrangement shall become effective in the order set out in the Plan of

Arrangement. The closing of the Arrangement will take place at the offices of Goodmans LLP, 333 Bay Street, Suite 3400, Toronto, Ontario M5H 2S7 at 10:00 a.m. (Toronto time) on the Effective Date, or such other place as agreed upon by the parties.

2.3	Interim Order

The notice of motion for the application referred to in Section 2.1(a) shall request that the Interim Order provide, among other things:

(a)	for the calling and holding of the Shareholders’ Meeting for the purpose of considering the Arrangement Resolution;

(b)	for the Shareholders’ Meeting to be called, held and conducted in accordance with the provisions of the OBCA, the articles and by-laws of the Corporation and the Interim Order;

(c)	that the requisite shareholder approval for the Arrangement Resolution shall be:

(i)	at least two-thirds of the votes cast by Corporation Shareholders present in person or represented by proxy at the Shareholders’ Meeting; and

(ii)	a simple majority of the votes cast by Public Shareholders present in person or represented by proxy at the Shareholders’ Meeting (together with clause (i), the “Required Vote”);

(d)	for the grant of rights of dissent as provided in Article 4 of the Plan of Arrangement;

(e)	that the Shareholders’ Meeting may be adjourned or postponed from time to time by the Corporation without the need for additional approval of the Court; and

(f)	confirmation of the record date for the purposes of determining the Corporation Shareholders entitled to receive notice and vote at the Shareholders’ Meeting in accordance with the Interim Order and that the record date will not change as a result of any adjournments or postponements of the Shareholders’ Meeting.

2.4	Circular

(a)	The Corporation will prepare and file, in consultation with the Purchaser and its advisors, the Circular and Schedule 13E-3 in all jurisdictions where the same is required and mail the Circular to the Corporation Securityholders as required under applicable Laws and the Interim Order.

(b)

The Corporation shall ensure that each of the Circular and the Schedule 13E-3 complies in all material respects with all applicable Laws, and, without limiting the generality of the foregoing, that the Circular and the Schedule 13E-3 will not contain any Misrepresentation (other than in each case with respect to any information relating to the Purchaser Parties), and shall provide Corporation

Shareholders with information in sufficient detail to permit them to form a reasoned judgment concerning the matters to be placed before them at the Shareholders’ Meeting.

(c)	The Circular will include the unanimous recommendation of the Unconflicted Board of Directors that Corporation Shareholders vote in favour of the Arrangement Resolution.

(d)	The Purchaser will furnish to the Corporation all such information regarding the Purchaser Parties as may be required by the Interim Order or applicable Laws or as may be reasonably required by the Corporation in the preparation of the Circular and the Schedule 13E-3 for inclusion in the Circular and the Schedule 13E-3 and in any amendments or supplements to such documents or other documents related thereto; in particular, in order to assist the Corporation in calculating the paid-up capital of the common shares in the capital of the Corporation for purposes of the Tax Act, the Purchaser will furnish to the Corporation promptly following the date hereof the paid-up capital for purposes of the Tax Act of the common shares in the capital of the Corporation immediately prior to the merger completed on March 31, 2011 in accordance with the Agreement and Plan of Merger and Contribution, dated as of October 4, 2010, among Brookfield Homes Corporation, the Corporation, Brookfield Residential Acquisition Corp. and Brookfield Properties Corporation. The Purchaser shall ensure that no such information will contain any Misrepresentation. The Purchaser shall indemnify and save harmless the Corporation, its subsidiaries and their respective Representatives from and against any and all liabilities, claims, demands, losses, costs, damages and expenses to which the Corporation, any subsidiary of the Corporation or any of their respective Representatives may be subject or may suffer, in any way caused by, or arising directly or indirectly, from or in consequence of (a) any Misrepresentation or alleged Misrepresentation in any information related to the Purchaser, Brookfield or its affiliates (other than information related to the Corporation) included in the Circular or Schedule 13E-3 that is provided by the Purchaser or its Representatives for the purpose of inclusion in the Circular or Schedule 13E-3 and (b) any order made, or any inquiry, investigation or proceeding by any Securities Authority or other Governmental Entity, to the extent based on any Misrepresentation or any alleged Misrepresentation in any information related to the Purchaser, Brookfield or its affiliates (other than information related to the Corporation) and provided by the Purchaser or its Representatives for the purpose of inclusion in the Circular or Schedule 13E-3. The Corporation hereby confirms that it is acting as agent on behalf of the individuals specified in this Section 2.4(d).

(e)

The Purchaser and its advisors shall be given a reasonable opportunity to review and comment on the Circular and Schedule 13E-3, prior to the Circular being printed and mailed to the Corporation Securityholders and the Circular and Schedule 13E-3 being filed, and reasonable consideration shall be given to any comments made by the Purchaser and its advisors, provided that all information relating solely to the Purchaser Parties included in the Circular and Schedule 13E-3 shall be in form and substance satisfactory to Brookfield, acting reasonably. The Corporation shall provide the Purchaser with a final copy of the Circular prior to the mailing to the Corporation Securityholders.

2.5	Payment of Consideration

(a)	The Purchaser shall, on or immediately prior to the Effective Date, deliver or cause to be delivered sufficient cash to the Depositary to pay in full:

(i)	the aggregate amount of Consideration and Holdco Share Consideration for all of the Corporation Shares and Qualifying Holdco Shares that the Corporation Shareholders, except those Corporation Shareholders whose Corporation Shares are being purchased for cancellation by the Corporation, are entitled to receive under the Arrangement, all in accordance with Section 3.3 of the Plan of Arrangement; and

(ii)	to the extent the Corporation requests funding in accordance with Section 4.1(b), the Excess Redemption Amount.

(b)	The Corporation shall, on or immediately prior to the Effective Date, deliver or cause to be delivered sufficient cash to the Depositary to pay in full the Corporation Redemption Amount less, if funding is requested by the Corporation in accordance with Section 4.1(b), the Excess Redemption Amount.

2.6	Adjustment to Consideration

If, on or after the date of this Agreement, the Corporation sets a record date for any dividend or other distribution on the Corporation Shares that is prior to the Effective Time or the Corporation pays any dividend or other distribution on the Corporation Shares prior to the Effective Time: (a) to the extent that the amount of such dividends or distributions per Corporation Share does not exceed the Consideration or Holdco Share Consideration, as applicable, the Consideration or Holdco Share Consideration, as applicable, shall be reduced by the amount of such dividends or distributions; and (b) to the extent that the amount of such dividends or distributions per Corporation Share exceeds the Consideration or Holdco Share Consideration, as applicable, such excess amount shall be placed in escrow for the account of the Purchaser or another person designated by the Purchaser.

2.7	Performance of the Purchaser

Brookfield unconditionally and irrevocably guarantees and covenants and agrees to be jointly and severally liable with the Purchaser for the due and punctual performance of each and every obligation of the Purchaser arising under this Agreement and the Plan of Arrangement, including payment for any Corporation Shares and Qualifying Holdco Shares to be acquired pursuant to the Plan of Arrangement and payment to Dissenting Shareholders in accordance with the Plan of Arrangement. Brookfield shall cause the Purchaser to comply with all of the Purchaser’s obligations under or relating to the Arrangement and the transactions contemplated by this Agreement.

2.8	Compensation Arrangements

Purchaser covenants and agrees that:

(a)	following the Shareholders’ Meeting but prior to the Effective Date (so long as the Arrangement Resolution is approved), the Board of Directors or appropriate committee thereof shall accelerate the vesting of all unvested Restricted Shares, RSUs and Options; and

(b)	following the Shareholders’ Meeting but prior to the Effective Date (so long as the Arrangement Resolution is approved), the Board of Directors shall accelerate the vesting of the Escrowed Shares and shall take all steps, and cause BRP Holdings Corp. to take all steps, including making any necessary changes to the Escrowed Share Agreement as are necessary to permit the Escrowed Shares to be exchanged for newly issued common shares of the Corporation that can be acquired by the Purchaser pursuant to the Plan of Arrangement.

2.9	Lists of the Corporation Securityholders

At the reasonable request of the Purchaser from time to time, and in compliance with applicable Laws, the Corporation shall, or shall direct its registrar and transfer agent to, provide the Purchaser with lists of (i) the registered Corporation Shareholders and (ii) the holders of the Options, RSUs and Restricted Shares, together with their addresses and respective holdings of such securities, and a list of non-objecting beneficial owners of Corporation Shares, together with their addresses and respective holdings of Corporation Shares. The Corporation shall from time to time require that its registrar and transfer agent furnish the Purchaser with such additional information, including updated or additional lists of the Corporation Securityholders and lists of holdings and other assistance as the Purchaser may reasonably request.

2.10	Holdco Alternative

(a)	The Purchaser will permit persons (“Qualifying Holdco Shareholders”) that, (A) are resident in Canada for purposes of the Tax Act (including a partnership if all of the members of the partnership are resident in Canada); (B) are not exempt from tax under Part I of the Tax Act; (C) are registered owners of Corporation Shares as of the date that is 10 Business Days after the date of mailing of the Circular; and (D) elect in respect of such Corporation Shares, by notice in writing provided to the Purchaser (or the Depositary) not later than 5:00 p.m. (Toronto time) on the date that is 15 Business Days after the date of mailing of the Circular (the “Holdco Election Date”), to sell all of the issued shares of a corporation (“Qualifying Holdco”), which shall not be comprised of more than one class of common shares, the terms and conditions of which shall be determined in consultation with the Purchaser (the “Holdco Alternative”), provided that:

(i)	such Qualifying Holdco was incorporated under the OBCA not earlier than the date of this Agreement, unless written consent is obtained from the Purchaser;

(ii)	such Qualifying Holdco is a single purpose corporation that has not carried on any business, has no employees, has not held or does not hold any assets other than Corporation Shares and a nominal amount of cash, has never entered into any transaction other than those relating to and necessary for the ownership of the Corporation Shares or, with the Purchaser’s consent, such other transactions as are necessary to facilitate those transactions described in the Plan of Arrangement;

(iii)	at the time of the acquisition of Qualifying Holdco Shares by the Purchaser, such Qualifying Holdco has no liabilities or obligations of any kind whatsoever (except to the Purchaser under the terms of the Holdco Alternative);

(iv)	except as provided by the Plan of Arrangement, at the Effective Time, such Qualifying Holdco will not have unpaid declared dividends and, prior to the Effective Time, such Qualifying Holdco shall not have paid any dividends or other distributions, other than one or more increases in stated capital, one or more stock dividends, a cash dividend financed with a daylight loan, which shall not be outstanding as of the Effective Time, or a dividend paid through the issuance of a promissory note with a determined principal amount and any such promissory note issued in relation to the payment of any such dividend shall no longer be outstanding as of the Effective Time;

(v)	such Qualifying Holdco shall have no shares outstanding other than the shares (the “Qualifying Holdco Shares”) being disposed to the Purchaser by the Qualifying Holdco Shareholder, who shall be the sole registered and beneficial owner of such shares free and clear of all Liens, and no other person shall have any option, warrant or other right to acquire any securities of such Qualifying Holdco;

(vi)	at all times such Qualifying Holdco shall be a resident of Canada for the purposes of the Tax Act and shall not be a resident of, and shall have no taxable presence in, any other country;

(vii)	such Qualifying Holdco shall have not more than three directors and three officers;

(viii)	the Qualifying Holdco Shareholder shall at its cost and in a timely manner prepare and file all income Tax Returns of such Qualifying Holdco in respect of all taxation years of such Qualifying Holdco ending prior to the acquisition of such Qualifying Holdco Shares by the Purchaser, subject to the Purchaser’s right to approve all such Tax Returns as to form and substance;

(ix)	the Qualifying Holdco Shareholder shall indemnify the Purchaser and the Corporation, and any successor thereof, for any and all liabilities of the

Qualifying Holdco in respect of any matter occurring prior to the acquisition of such Qualifying Holdco Shares by the Purchaser in a form satisfactory to the Purchaser, acting reasonably;

(x)	the Qualifying Holdco Shareholder will provide the Purchaser with copies of all documents necessary to effect the transactions contemplated herein on or before the date that is 20 Business Days after the date of the mailing of the Circular, the completion of which will comply with applicable Laws (including Securities Laws) at or prior to the Effective Time;

(xi)	the entering into or implementation of the Holdco Alternative will not result in any delay in completing any other transaction contemplated by this Agreement;

(xii)	access to the books and records of such Qualifying Holdco shall have been provided on or before the date that is 20 Business Days after the date of the mailing of the Circular and the Purchaser and its counsel shall have completed their due diligence regarding the business and affairs of such Qualifying Holdco;

(xiii)	the terms and conditions of such Holdco Alternative and the Holdco Agreements (as defined below) must be satisfactory to the Purchaser and the Corporation, acting reasonably, and must include representations and warranties which are satisfactory to the Purchaser and the Corporation, each acting reasonably;

(xiv)	the Qualifying Holdco Shareholder shall waive its dissent rights;

(xv)	the Qualifying Holdco Shareholder will be required to pay all reasonable out-of-pocket expenses incurred by the Purchaser or the Corporation in connection with the Holdco Alternative, including any reasonable costs associated with any due diligence conducted by the Purchaser or the Corporation; and

(xvi)	the Qualifying Holdco Shareholder and the Purchaser shall agree that the Purchaser or the Qualifying Holdco Shareholder may require that the Qualifying Holdco make the election provided in Section 256(9) of the Tax Act in respect of the acquisition of control of the Qualifying Holdco by the Purchaser.

(b)	Any Qualifying Holdco Shareholder who elects the Holdco Alternative will be required to make full disclosure to the Purchaser and the Corporation of all transactions involved in such Holdco Alternative. In the event that the terms and conditions of or the transactions involved in such Holdco Alternative are not satisfactory to the Purchaser, acting reasonably, no Holdco Alternative shall be offered and the other transactions contemplated by this Agreement shall be completed subject to the other terms and conditions hereof.

(c)	Each Qualifying Holdco Shareholder that has elected the Holdco Alternative will be required to enter into a share purchase agreement and other ancillary documentation (collectively, the “Holdco Agreements”) providing for the acquisition of all issued and outstanding shares of the Qualifying Holdco by the Purchaser and for such other matters involving the Qualifying Holdco as contemplated by the Plan of Arrangement in a form consistent with the foregoing. Failure of any Qualifying Holdco Shareholder to properly elect the Holdco Alternative on or prior to the Holdco Election Date or failure of any Qualifying Holdco Shareholder to properly enter into a Holdco Agreement will disentitle such Qualifying Holdco Shareholder from the Holdco Alternative.

(d)	Upon request by a Qualifying Holdco Shareholder, the Purchaser may in its sole discretion agree to waive any of the requirements described in this Section 2.10.

2.11	Fiduciary Duties

Nothing contained herein shall be construed to require the Board of Directors to take or refrain from taking any action that would be inconsistent with its obligation to properly discharge its fiduciary duties under applicable Laws as advised by its counsel. Without limiting the generality of the foregoing and notwithstanding any other provision of this Agreement, the Board of Directors may delay the holding of the Shareholders’ Meeting in order to communicate to Public Shareholders any decision to change the recommendation of the Unconflicted Board of Directors or to seek an amendment to the Arrangement, the Interim Order or the terms of this Agreement, consistent, in each case, with the proper discharge of its fiduciary duties, provided that the Corporation shall have notified the Purchaser regarding its intention to do any of the foregoing prior to taking any steps in connection therewith.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1	Representations and Warranties of the Corporation

Except as disclosed in the Corporation’s Public Disclosure Record and the Corporation’s Disclosure Letter, the Corporation represents and warrants to the Purchaser Parties as follows and acknowledges that the Purchaser Parties are relying on such representations and warranties in connection with the Arrangement:

(a)	the Special Committee has received the Valuation and Fairness Opinion from the Financial Advisor and, as of the date hereof:

(i)	the Special Committee, after consultation with its financial and legal advisors, has determined unanimously that the Arrangement is in the best interests of the Corporation and is fair to the Public Shareholders and has unanimously recommended that the Unconflicted Board of Directors approve the Arrangement and recommend to the Public Shareholders that they vote their Corporation Shares in favour of the Arrangement;

(ii)	the Unconflicted Board of Directors, having received the recommendation of the Special Committee and after consultation with its legal advisors has determined unanimously that the Arrangement is in the best interests of the Corporation and is fair to the Public Shareholders, has unanimously approved the Arrangement and the execution and performance of this Agreement and resolved unanimously to recommend to the Public Shareholders that they vote their Corporation Shares in favour of the Arrangement; and

(iii)	to the Knowledge of the Corporation, each member of the Board of Directors and each of the named executive officers of the Corporation has indicated that he or she intends to vote the Corporation Shares that he or she directly or indirectly owns in favour of the Arrangement Resolution;

(b)	the Corporation is validly existing under the provincial laws of Ontario, has the corporate power to enter into this Agreement and to perform its obligations hereunder. The Corporation is duly qualified as a corporation to do business in each jurisdiction in which the nature of its business makes such qualification necessary, except where such failure to qualify would not have or would not reasonably be expected to have a Material Adverse Effect;

(c)	the authorized and issued capital of the Corporation consists of (i) an unlimited number of common shares, of which 117,421,243 common shares have been validly issued and are outstanding as of the close of business on December 22, 2014 as fully paid and non-assessable shares and have not been issued in violation of any pre-emptive rights or other contractual rights to purchase securities granted by the Corporation or arising under any applicable Law and (ii) an unlimited number of preference shares, issuable in series, of which none are issued and outstanding. As of the close of business on December 22, 2014, an aggregate of 5,005,639 Corporation Shares were issuable upon the exercise of Options and such Corporation Shares have been duly authorized and, upon issuance, will be validly issued and outstanding as fully paid and non-assessable shares, and will not have been issued in violation of any preemptive rights or other contractual rights to purchase securities granted by the Corporation or arising under any applicable Law. As of the date hereof, except for Options, RSUs, DSUs and Escrowed Shares, there are no options, warrants, conversion privileges, commitments (contingent or otherwise) or other agreements or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement, for the purchase, allotment or issuance of, or subscription for, any securities of the Corporation, or any securities convertible or exchangeable into, or exercisable for, or otherwise evidencing a right to acquire, any securities of the Corporation. All securities of the Corporation (including the common shares, Options, RSUs, DSUs and Escrowed Shares) have been issued in compliance with all applicable Securities Laws. Other than the common shares and Options, there are no securities of the Corporation or of any of its subsidiaries outstanding which have the right to vote generally (or are convertible into or exchangeable for securities having the right to vote generally) with the Corporation Shareholders on any matter. There are no outstanding contracts of the Corporation to repurchase, redeem or otherwise acquire any of its securities;

(d)	this Agreement has been duly authorized, executed and delivered by the Corporation and is a legal, valid and binding obligation of the Corporation, enforceable against the Corporation by the Purchaser Parties in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other Laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding at Law or in equity;

(e)	each of the Corporation and its subsidiaries:

(i)	has conducted its business in compliance with, and is conducting its business in compliance with, all applicable Laws in each jurisdiction in which it conducts business, other than any non-compliance which, individually or in the aggregate, would not have a Material Adverse Effect; and

(ii)	is duly licensed, registered or qualified in all jurisdictions to enable its business to be conducted and its property and assets to be owned, leased and operated, in all material respects, as now conducted, owned, leased or operated, and all such licences, registrations and qualifications are valid and subsisting and no such licence, registration or qualification contains any term, provision, condition or limitation which, individually or in the aggregate, would have a Material Adverse Effect;

(f)	except as disclosed to the Purchaser, the execution and delivery of this Agreement by the Corporation and the consummation of the Arrangement will not:

(i)	result in the breach or violation of any of the provisions of, or constitute a default under, or conflict with or cause the acceleration of any obligation of the Corporation under:

(A)	any provision of its constating documents or by-laws or resolutions of the Board of Directors (or any committee thereof) or the Corporation Shareholders;

(B)	any material judgment, decree, order or award outstanding as of the date hereof of any court, governmental body or arbitrator having jurisdiction over the Corporation;

(C)	any licence, permit, approval, consent or authorization held by the Corporation that is necessary to the operation of the business carried on by the Corporation and its subsidiaries;

(D)	any applicable Law, statute, ordinance, regulation or rule the breach of which would have a Material Adverse Effect; or

(E)	any other contract or agreement that is material to the Corporation and its subsidiaries; or

(ii)	give rise to any right of termination or acceleration of indebtedness of the Corporation and its subsidiaries, or cause any third party indebtedness of the Corporation and its subsidiaries to come due before its stated maturity;

(g)	the Corporation is a “reporting issuer” in Canada and is not on the list of reporting issuers in default under applicable Canadian provincial and territorial Securities Laws, and is in compliance with all applicable Securities Laws in all material respects, and no delisting of, suspension of trading in or cease trading order with respect to any securities of the Corporation and, except as set forth in the Corporation’s Disclosure Letter, to the Knowledge of the Corporation, no inquiry or investigation (formal or informal) of any Securities Authorities, is in effect or ongoing or, to the Knowledge of the Corporation, expected to be implemented or undertaken; and

(h)	the documents comprising the Corporation’s Public Disclosure Record:

(i)	did not, at the time filed with the Securities Authorities or at the time of becoming effective, as applicable, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made; and

(ii)	include all documents required to be filed in accordance with applicable Securities Laws with the Securities Authorities, and such documents complied in all material respects with applicable Securities Laws at the time they were filed, and the Corporation:

(A)	has in all material respects, timely filed or caused to be filed with the Securities Authorities all forms, reports, schedules, statements and other documents required to be filed by the Corporation or any of its subsidiaries with the Securities Authorities since December 31, 2013, and all such forms, reports, schedules, statements and other documents complied in all material respects with all applicable Securities Laws at the time they were filed; and

(B)	has not filed any confidential material change report which, at the date hereof, remains confidential.

(i)

except for the Financial Advisor, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from, or to the reimbursement of any of its expenses by, the Corporation or any of its subsidiaries in connection with this Agreement or the Arrangement. The Corporation has provided to the Purchaser a correct and complete copy of all agreements relating to the arrangements between it and the Financial Advisor that are in effect at the date hereof and agrees not to amend the terms of the agreement between it and the Financial Advisor relating to the payment of fees and expenses without the prior written approval of the Purchaser, which consent may not be unreasonably withheld or delayed; and

(j)	to the knowledge of the Corporation, no prior valuations (within the meaning of MI 61-101) of the Corporation have been made in the 24 months prior to the date hereof.

3.2	Representations and Warranties of the Purchaser Parties

Each of the Purchaser Parties represents and warrants to the Corporation as follows and acknowledges that the Corporation is relying on such representations and warranties in connection with the Arrangement:

(a)	the Purchaser Party is validly existing under the laws of its jurisdiction of formation, has the power to enter into this Agreement and to perform its obligations hereunder and is duly qualified as a corporation to do business in each jurisdiction in which the nature of its business makes such qualification necessary;

(b)	this Agreement has been duly authorized, executed and delivered by the Purchaser Party and is a legal, valid and binding obligation of the Purchaser Party, enforceable against the Purchaser Party by the Corporation in accordance with its terms;

(c)	the execution and delivery of this Agreement by the Purchaser Party and the consummation of the Arrangement will not:

(i)	result in the breach or violation of any of the provisions of, or constitute a default under, or conflict with or cause the acceleration of, any obligation of the Purchaser Party under:

(A)	any provision of the constating documents or by-laws or resolutions of the board of directors or similar governing board (or any committee thereof) or shareholders of the Purchaser Party;

(B)	any judgment, decree, order or award of any court, governmental body or arbitrator having jurisdiction over the Purchaser Party;

(C)	any licence, permit, approval, consent or authorization held by the Purchaser Party that is necessary to the operation of the respective businesses carried on by the Purchaser Party and its subsidiaries;

(D)	any applicable Law, statute, ordinance, regulation or rule the breach of which would have a material adverse effect on the business carried on by the Purchaser Party and its subsidiaries; or

(E)	any other contract or agreement that is material to the Purchaser Party and its subsidiaries; or

(ii)	give rise to any right of termination or acceleration of indebtedness, or cause any third party indebtedness to come due before its stated maturity; and

(d)	the Purchaser has or will have at the Effective Date sufficient cash available to enable it to satisfy the aggregate cash consideration payable by it in accordance with the terms of the Plan of Arrangement and any cash payable to Dissenting Shareholders in accordance with the terms of the Plan of Arrangement.

3.3	Survival of Representation and Warranties.

The representations and warranties of the parties contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated and extinguished on the earlier of the Effective Date and the termination of this Agreement in accordance with its terms.

ARTICLE 4

COVENANTS OF THE PARTIES

4.1	Covenants of the Purchaser Regarding the Arrangement

The Purchaser covenants and agrees that:

(a)	it will do all such acts and things as are necessary or desirable, and will reasonably cooperate with the Corporation, in order to give effect to the Arrangement and, without limiting the foregoing, it will apply for and use its reasonable efforts to obtain such consents, orders or approvals as are necessary or desirable for the implementation of the Arrangement and will cooperate with and assist the Corporation in seeking the Interim Order and the Final Order, including by providing to the Corporation, on a timely basis, any information reasonably required to be supplied by the Purchaser in connection therewith;

(b)	if requested by the Corporation within three Business Days of the Shareholders’ Meeting, it will fund the Corporation by way of regular common equity on or immediately prior to the Effective Date an amount equal to the Excess Redemption Amount;

(c)	it will vote (or cause its affiliates to vote) all of the Corporation Shares it (or its affiliates) holds in favour of the Arrangement Resolution, either in person or by proxy, at the Shareholders’ Meeting;

(d)	it will pay for each Corporation Share and Qualifying Holdco Share to be purchased by the Purchaser pursuant to the Plan of Arrangement; and

(e)	to the extent within its power, it will forthwith carry out the terms of the Interim Order and the Final Order.

4.2	Covenants of the Corporation Regarding the Arrangement

The Corporation covenants and agrees that:

(a)	it will do all such acts and things as are necessary or desirable, and will reasonably cooperate with the Purchaser Parties, in order to give effect to the Arrangement and, without limiting the foregoing, it will apply for and use its reasonable efforts to obtain such consents, orders or approvals as are necessary or desirable for the implementation of the Arrangement;

(b)	it will, in a timely and expeditious manner, convene the Shareholders’ Meeting on a date agreed to by the parties to this Agreement, and conduct the Shareholders’ Meeting in accordance with the Interim Order;

(c)	it will pay for each Corporation Share to be purchased for cancellation by the Corporation pursuant to the Plan of Arrangement; and

(d)	to the extent within its power, it will forthwith carry out the terms of the Interim Order and the Final Order.

4.3	Covenants of the Corporation Regarding the Conduct of Business

The Corporation covenants and agrees that, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, unless the Purchaser shall otherwise agree in writing which consent shall not be unreasonably withheld, conditioned or delayed (to the extent that such consent is permitted by applicable Law), or except as is otherwise expressly permitted or contemplated by this Agreement, or the Plan of Arrangement or as is otherwise required by applicable Law or Governmental Entity, or as required by the terms of any existing contract that is in effect as of the date of this Agreement:

(a)	the business of the Corporation and its subsidiaries shall be conducted only, and the Corporation and its subsidiaries shall not take any action except, in the Ordinary Course of Business, and the Corporation shall, and shall cause its subsidiaries and its and their representatives to, use commercially reasonable efforts to maintain and preserve its and its subsidiaries’ business organization, liquidity, assets, properties, employees, goodwill and business relationships;

(b)

the Corporation shall not, and shall not permit any of its subsidiaries to, directly or indirectly, other than in the Ordinary Course of Business: (i) amend its articles of incorporation, memorandum of association, articles of association or other comparable formation or organizational documents; (ii) adjust, split, combine or reclassify its shares; (iii) issue, grant, sell or cause or, permit a Lien to be created on, or agree to issue, grant, sell or cause or permit a Lien to be created on any shares of the Corporation or its subsidiaries or securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, shares of the Corporation or any of its subsidiaries, other than (A) the issuance of Corporation Shares issuable pursuant to the terms of the outstanding Options or the Escrowed Share Agreement, and (B) transactions between two or more of the Corporation’s wholly-owned subsidiaries or between the Corporation and its wholly-owned subsidiary; (iv) redeem, purchase or otherwise acquire or subject to a Lien any of its outstanding securities or securities convertible into or exchangeable or exercisable for any such securities, unless otherwise required by the terms of such securities and other than in transactions between two or more of the Corporation’s wholly-owned subsidiaries or between the Corporation and its wholly-owned subsidiary; (v) amend or modify the terms of any of its securities; (vi) adopt a plan of liquidation or resolution providing for the winding-up, liquidation or dissolution of the Corporation or any of its subsidiaries; or (vii) authorize or propose any of the foregoing, or enter into, modify or terminate any contract with respect to any of the foregoing;

(c)	the Corporation shall not, and shall not permit any of its subsidiaries to, directly or indirectly, other than in the Ordinary Course of Business: (i) sell, pledge, lease, license, dispose of or cause or permit any material Liens to be created on any material assets (including the shares of any subsidiary) of the Corporation or of any of its subsidiaries; (ii) acquire (by merger, amalgamation, consolidation or acquisition of shares or assets or otherwise) any corporation, partnership or other business organization or division thereof or any property or asset, or make any investment either by the purchase of securities, contributions of capital (other than to wholly-owned subsidiaries), property transfer, or purchase of any property or enter into or extend any option to acquire, or exercise an option to acquire, any property or assets of any other person; (iii) incur any material indebtedness or issue any debt securities or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person; (iv) voluntarily repay any material indebtedness other than debts owing to trade creditors that are repaid in the ordinary course of business; (v) make or commit to make any material capital expenditures; (vi) take any action that would cause any of the representations or warranties set forth in Article 3 to be untrue as of the date of this Agreement or would reasonably be expected to result in the condition set out in Section 5.2(b) not being satisfied; (vii) pay, discharge or satisfy any claims, liabilities or obligations other than the payment, discharge or satisfaction of liabilities that were incurred in the ordinary course of business and are reflected or reserved against in the Corporation’s most recent financial statements; (viii) waive, release, grant or transfer any rights of material value; (ix) enter into a new line of business; or (x) authorize or propose any of the foregoing, or enter into or modify any contract to do any of the foregoing;

(d)	the Corporation shall not, and shall not permit any of its subsidiaries to, directly or indirectly, other than in the Ordinary Course of Business: (i) enter into any contract with respect to the purchase, sale, disposition or development of any asset or property outside the ordinary course of business or that would impose payment or other obligations on the Corporation or any of its subsidiaries; (ii) enter into any contract or series of contracts resulting in a new contract or series of related new contracts that would result in any contract having a term in excess of 12 months and that would not be terminable by the Corporation or its subsidiaries upon notice of 60 days or less from the date of the relevant contract; (iii) enter into any contract that would limit or otherwise restrict the Corporation or any of its subsidiaries or any of their successors, or that would, after the Effective Time, limit or otherwise restrict the Purchaser or any of its respective affiliates or any of its successors, from engaging or competing in any line of business or in any geographic area; or (iv) waive, release or amend, in any material respect any contract of the type described in clause (ii) above;

(e)	other than in the Ordinary Course of Business and other than as is necessary to comply with applicable Laws, or existing employee benefit plans or contracts, or, in the case of employees, off-cycle adjustments granted in the Ordinary Course of Business or pursuant to arrangements that, prior to the date of this Agreement, have been disclosed to the Purchaser and approved by the compensation committee of the Board of Directors, neither the Corporation nor any of its subsidiaries, in respect of any of their respective employees, shall (i) grant to any senior employee, officer or director of the Corporation or of any of its subsidiaries an increase in compensation in any form; (ii) grant any general salary increase or increase to benefits; (iii) take any action with respect to the grant of any severance or termination pay; (iv) enter into any employment, bonus, change of control, severance, deferred compensation or other similar agreement or amend any such existing agreement, with any employee, officer or director of the Corporation or any of its subsidiaries; (v) increase any benefits payable under its current severance or termination pay policies; or (vi) adopt or materially amend or make any contribution to any employee benefit plan or other similar plan, agreement, trust, fund or arrangement or take any action to accelerate any rights or benefits or fund or secure the payment of compensation or benefits under any employee benefit plan, or make any person a beneficiary of any retention or severance plan which would entitle such person to payments, vesting, acceleration or any other right as a consequence of consummation of the transactions contemplated by this Agreement and/or termination of employment;

(f)	other than in the Ordinary Course of Business, it shall not, and shall not permit any of its subsidiaries to, make any loans, advances or capital contributions to, or investments in, or guarantees (other than performance guarantees on behalf of wholly-owned subsidiaries) to, any other person other than to wholly-owned subsidiaries, or make any loans to any officer, director or employee of the Corporation or any of its subsidiaries; and

(g)	it shall not, and shall not permit any of its subsidiaries to, waive, release, assign, settle or compromise:

(i)	any material Legal Action or any material claim or material liability; or

(ii)	any Legal Action that is brought by any current, former or purported holder of any securities of the Corporation in its capacity as such and that:

(A)	requires any payment to such security holder by the Corporation or any subsidiary; or

(B)	adversely affects in any material respect the ability of the Corporation and the subsidiaries to conduct their business in a manner consistent with past practice.

4.4	Directors

Subject to confirmation that insurance coverage is maintained as contemplated by Section 4.5 and delivery by the Purchaser and Brookfield of releases from all claims and potential claims in respect of the period prior to the Effective Time in favour of the directors, the Corporation shall obtain and deliver to the Purchaser at the Effective Time evidence reasonably satisfactory to the Purchaser of the resignations effective immediately prior to the Effective Time of all of the directors of the Corporation designated by the Purchaser to the Corporation in writing at least five business days prior to the Effective Date.

4.5	D&O Insurance and Indemnification

(a)

From and after the Effective Time, the Purchaser shall cause the Corporation and its subsidiaries to indemnify and hold harmless, to the fullest extent permitted under applicable Law (and to also advance expenses as incurred to the fullest extent permitted under applicable Law), each present and former director and officer of the Corporation and its subsidiaries (each, an “Indemnified Person”) against any costs or expenses (including reasonable legal fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, inquiry, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or related to such Indemnified Person’s service as a director, officer or employee of the Corporation and/or any of its subsidiaries or services performed by such persons at the request of the Corporation and/or any of its subsidiaries at or prior to or following the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including the approval or completion of this Agreement, the Arrangement or any of the other transactions contemplated by this Agreement or arising out of or related to this Agreement and the transactions contemplated hereby. Neither the Purchaser nor the Corporation shall settle, compromise or consent to the entry of any judgment in any claim, action, suit, proceeding or investigation or threatened claim, inquiry, action, suit, proceeding or investigation involving or naming an Indemnified Person or arising out of or related to an Indemnified Person’s service as a director, officer or employee of the Corporation and/or any of its subsidiaries or services performed by such persons at the request of the Corporation and/or any of its subsidiaries at or prior to or following the Effective Time without the prior written consent (not to be unreasonably withheld or delayed) of that Indemnified Person, except in respect of a settlement where there is no admission of liability in respect of an Indemnified Person.

(b)	Brookfield and the Purchaser hereby covenant and agree that any directors’ and officers’ insurance now existing in favour of the directors and officers of the Corporation and each of its subsidiaries shall survive the completion of the Arrangement (or be replaced with substantially equivalent coverage from another provider of at least equivalent standing to the current provider) and shall continue in full force and effect (either directly or via run-off insurance or insurance provided by an alternative provider of at least equivalent standing to the current provider) for a period of not less than six years from the Effective Date and Brookfield and the Purchaser hereby undertake to ensure that this covenant shall remain binding upon their successor and assigns, provided that Brookfield and the Purchaser hereby will not be required to pay an annual premium in excess of 300% of the current annual premium payable in respect of the current directors’ and officers’ insurance in favour of the directors and officers of the Corporation and each of its subsidiaries.

(c)	The rights of the Indemnified Persons under this Section 4.5 shall be in addition to any rights such Indemnified Persons may have under the articles or by-laws or other constating documents of the Corporation or any of its subsidiaries or any resolutions of the Board of Directors, or under any applicable Law or under any agreement of any Indemnified Person with the Corporation or any of its subsidiaries. All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto in favour of any Indemnified Person as provided in the articles or by-laws or other constating documents of the Corporation or any subsidiary of the Corporation or any resolutions of the Board of Directors or any agreement between such Indemnified Person and the Corporation or any of its subsidiaries shall survive the Effective Time and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Person.

(d)	The Purchaser agrees that it shall directly honour all rights to indemnification or exculpation now existing in favour of present and former officers and directors of the Corporation and its subsidiaries, which shall survive the completion of the Arrangement and shall continue in full force and effect.

(e)	This Section 4.5 shall survive the consummation of the Arrangement and is intended to be for the benefit of, and shall be enforceable by, each Indemnified Person and his or her heirs, executors, administrators and personal representatives and shall be binding on the Corporation and its successors and assigns, and, for such purpose, the Corporation hereby confirms that it is acting as agent and trustee on behalf of the Indemnified Persons.

4.6	Public Notices

All public notices to third parties and all other publicity concerning the Arrangement shall be jointly planned and coordinated by the parties and no party shall act unilaterally in this regard without the prior written approval of the other parties, such approval not to be unreasonably withheld or delayed, except to the extent that the party making such notice is required to do so by applicable Laws in circumstances where prior consultation with the other parties is not practicable, provided concurrent notice to the other parties is provided.

ARTICLE 5

CONDITIONS

5.1	Mutual Conditions of the Purchaser and the Corporation

The obligations of the Purchaser and the Corporation to complete the Arrangement are subject to satisfaction or waiver by the Purchaser and the Corporation on or before the Effective Date of each of the following conditions, which are for the mutual benefit of each of the Purchaser and the Corporation and which may only be waived, in whole or in part, by the mutual consent of each of the Purchaser and the Corporation:

(a)	the Arrangement Resolution shall have received the Required Vote at the Shareholders’ Meeting in accordance with the Interim Order;

(b)	there shall not be in force any order or decree of a court or other tribunal of competent jurisdiction restraining or enjoining the consummation of the Arrangement;

(c)	all consents, orders, regulations and approvals, including regulatory and judicial approvals and orders, required or necessary for the completion of the Arrangement shall have been obtained or received from the persons, authorities or bodies having jurisdiction in the circumstances, and none of such consents, orders, regulations or approvals shall contain terms or conditions that are unsatisfactory or unacceptable to the Purchaser or the Corporation, each acting reasonably;

(d)	the Interim Order shall have been granted in form and substance satisfactory to the Purchaser and the Corporation, each acting reasonably; and

(e)	the Final Order shall have been granted in form and substance satisfactory to the Purchaser and the Corporation, each acting reasonably, and shall not have been set aside or modified in a manner unacceptable to such parties on appeal or otherwise.

5.2	Additional Conditions Precedent to the Obligations of the Purchaser

The obligation of the Purchaser to complete the Arrangement shall be subject to the satisfaction or waiver by the Purchaser, on or before the Effective Date, of each of the following conditions, which are for the exclusive benefit of the Purchaser and which may only be waived, in whole or in part, by the Purchaser:

(a)	all covenants of the Corporation under this Agreement to be performed on or before the Effective Date shall have been duly performed by the Corporation in all material respects and the Corporation shall have provided the Purchaser with a certificate, addressed to the Purchaser and dated as of the Effective Date, signed on behalf of the Corporation by two of its officers or directors certifying such performance as of the Effective Date;

(b)	disregarding any Material Adverse Effect or materiality qualifiers contained therein:

(i)	the Non-Core Representations shall be true and correct in all respects as of the Effective Time with the same force and effect as if made on and as of the Effective Date (except (A) to the extent such representations and warranties speak as of an earlier date, the accuracy of which shall be determined as of such earlier date, or (B) as affected by this Agreement), except to the extent that any inaccuracy in any of the Non-Core Representations individually or in the aggregate would not have a Material Adverse Effect; and

(ii)	the Core Representations shall be true and correct in all respects (subject to de minimis exceptions) as of the Effective Time with the same force and effect as if made on the Effective Date (except (A) to the extent such representations and warranties speak as of an earlier date, the accuracy of which shall be determined as of such earlier date, or (B) as affected by this Agreement), and the Corporation shall have provided the Purchaser with a certificate, addressed to the Purchaser and dated as of the Effective Date, signed on behalf of the Corporation by two of its officers or directors certifying such accuracy as of the Effective Date;

(c)	between the date hereof up to and including the Effective Date, there shall not have occurred any Material Adverse Effect; and

(d)	the aggregate number of Corporation Shares held, directly or indirectly, by the Corporation Shareholders who have properly exercised Dissent Rights in connection with the Arrangement shall not exceed 10% of the outstanding Corporation Shares.

5.3	Additional Conditions Precedent to the Obligations of the Corporation

The obligation of the Corporation to complete the Arrangement shall be subject to the satisfaction or waiver by the Corporation on or before the Effective Date of each of the following conditions, which are for the exclusive benefit of the Corporation and which may only be waived, in whole or in part, by the Corporation:

(a)	all covenants of each Purchaser Party under this Agreement to be performed on or before the Effective Date shall have been duly performed by each applicable Purchaser Party in all material respects, and each Purchaser Party shall have provided the Corporation with a certificate, addressed to the Corporation and dated as of the Effective Date, signed on behalf of each Purchaser Party by two of its officers or directors certifying such performance as of the Effective Date; and

(b)	the representations and warranties of each Purchaser Party set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects and all other representations and warranties of each Purchaser Party set forth in this Agreement shall be true and correct in all material respects, in each case as of the Effective Time, with the same force and effect as if made on and as of the Effective Date (except (A) to the extent such representations and warranties speak as of an earlier date, the accuracy of which shall be determined as of such earlier date, or (B) as affected by this Agreement), and each Purchaser Party shall have provided the Corporation with a certificate, addressed to the Corporation and dated as of the Effective Date, signed on behalf of each Purchaser by two of its officers or directors certifying such accuracy as of the Effective Date.

5.4	Merger of Conditions

The conditions set out in this Article shall be conclusively deemed to have been satisfied, waived or released upon the completion of the Arrangement.

ARTICLE 6

TERMINATION

6.1	Term

This Agreement shall be effective from and after the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms.

6.2	Termination

This Agreement may be terminated by:

(a)	mutual written agreement of the parties hereto or in the circumstances contemplated in Section 5.1 without further action on the part of their respective shareholders;

(b)	any party at any time prior to the Effective Time if:

(i)	the Effective Time has not occurred on or prior to the Outside Date, except that the right to terminate this Agreement under this Section 6.2(b)(i) shall not be available to any party if the failure of the Effective Time to occur by such date is the result of the material breach of, or failure to fulfill, any of such party’s obligations under this Agreement;

(ii)	the Required Vote is not obtained at the Shareholders’ Meeting (or any adjournment or postponement thereof); or

(iii)	after the date hereof, there shall be enacted or made any applicable Law (or any applicable Law shall have been amended) that makes consummation of the Arrangement illegal or that prohibits or otherwise restrains the Corporation and the Purchaser from consummating the Arrangement;

(c)	the Purchaser Parties at any time prior to the Effective Time if:

(i)	the Unconflicted Board of Directors or the Special Committee shall have:

(A)	withdrawn or modified or proposed publicly to withdraw or modify, in a manner adverse to the Purchaser or Brookfield, its approval of the Arrangement or its recommendation that the Public Shareholders vote in favour of the Arrangement Resolution; or

(B)	failed to reaffirm its approval of the Arrangement or its recommendation that the Public Shareholders vote in favour of the Arrangement Resolution within five Business Days of being requested to do so by the Purchaser;

(ii)	subject to Section 6.3, and provided that the Purchaser Parties are not then in material breach of their obligations under this Agreement:

(A)	any representation or warranty of the Corporation under this Agreement is untrue or incorrect, or shall have become untrue or incorrect, in either case such that the condition contained in Section 5.2(b) would be incapable of satisfaction;

(B)	the Corporation is in default of a covenant or obligation hereunder such that the condition contained in Section 5.2(a) would be incapable of satisfaction;

(d)	the Corporation at any time prior to the Effective Time if, subject to Section 6.3, and provided that the Corporation is not then in material breach of its obligations under this Agreement:

(i)	any representation or warranty of a Purchaser Party under this Agreement is untrue or incorrect, or shall have become untrue or incorrect, in either case such that the condition contained in Section 5.3(b) would be incapable of satisfaction; or

(ii)	a Purchaser Party is in default of a covenant or obligation hereunder such that the condition contained in Section 5.3(a) would be incapable of satisfaction.

6.3	Notice and Cure Provisions

(a)	The Purchaser Parties and the Corporation shall give prompt notice to the other of the occurrence, or failure to occur, at any time from the date hereof until the earlier to occur of the termination of this Agreement and the Effective Time of any event or state of facts which occurrence or failure would, or would reasonably be expected to:

(i)	cause any of the representations or warranties of such party contained herein to be untrue or inaccurate in any material respect on the date hereof or at the Effective Time; or

(ii)	result in the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such party hereunder prior to the Effective Time.

(b)	A Purchaser Party may not exercise its right to terminate this Agreement pursuant to Section 6.2(c)(ii) and the Corporation may not exercise its right to terminate this Agreement pursuant to Section 6.2(d) unless the party seeking to terminate the Agreement shall have delivered a written notice to the other party or parties specifying in reasonable detail all breaches of covenants, representations and warranties or other matters that the party delivering such notice is asserting as the basis for the termination right. If any such notice is delivered, provided that a party is proceeding diligently to cure such matter and such matter is capable of being cured, no party may exercise such termination right, until the earlier of:

(i)	the Outside Date, and

(ii)	the date that is 10 Business Days following receipt of such notice by the party to whom the notice was delivered, if such matter has not been cured by such date.

If such notice has been delivered prior to the date of the Shareholders’ Meeting, such meeting shall, unless the parties agree otherwise, be postponed or adjourned until the expiry of such period (without causing any breach of any other provision contained herein). If such notice has been delivered prior to the filing of the Articles of Arrangement with the Director, such filing shall be postponed until two Business Days after the expiry of such period. Notwithstanding the foregoing, failure to give notice pursuant to this Section 6.3 shall not in any event be considered in determining whether Section 6.2(c)(ii) or 6.2(d) has been satisfied.

6.4	Effect of Termination

If this Agreement is terminated in accordance with Section 6.2, this Agreement shall forthwith become void and of no further force or effect and no party shall have any further obligations or liability hereunder except the provisions of Sections 2.4(d), 2.7, 2.10(a)(xv), 4.5, 4.6, 7.2, 7.4, 7.5, 7.7, 7.8, 7.9, 7.10 and this Section 6.4 shall remain in full force and effect and shall survive any such termination and as otherwise expressly contemplated hereby. Nothing in this Section 6.4 shall relieve any party of liability for any breach of this Agreement prior to its termination.

ARTICLE 7

GENERAL

7.1	Amendment

This Agreement may, at any time and from time to time before or after the holding of the Shareholders’ Meeting, be amended by mutual written agreement of the parties hereto without further notice to or authorization on the part of their respective shareholders.

7.2	Notices

Any notice, consent, waiver, direction or other communication required or permitted to be given under this Agreement by a party to the other party shall be in writing and may be given by delivering same or sending same by e-mail or by delivery addressed to the party to which the notice is to be given at its address for service herein. Any notice, consent, waiver, direction or other communication aforesaid shall, if delivered, be deemed to have been given and received on the date on which it was delivered to the address provided herein (if a Business Day, and if not, the next succeeding Business Day) and if sent by e-mail be deemed to have been given and received at the time of receipt unless actually received after 4:00 p.m. (Toronto time) at the point of delivery in which case it shall be deemed to have been given and received on the next Business Day.

The address for notice of each of the parties hereto shall be as follows:

(a)	if to the Purchaser Parties:

Brookfield Asset Management Inc.
Brookfield Place, Suite 300
181 Bay Street
Toronto, ON M5J 2T3

Attention:	A.J. Silber
E-mail:	aj.silber@brookfield.com

with a copy to (which shall not constitute notice):

Torys LLP
1114 Avenue of the Americas, 23rd Floor
New York, New York 10036

Attention:	Karrin Powys-Lybbe and Mile Kurta
E-mail:	kpowys-lybbe@torys.com/mkurta@torys.com

(b)	if to the Corporation:

Brookfield Residential Properties Inc.
4906 Richard Rd. SW
Calgary, Alberta T3E 6L1

Attention:	Shane Pearson
E-mail:	shane.pearson@brookfieldrp.com

with a copy to (which shall not constitute notice):

Goodmans LLP
Bay Adelaide Centre
333 Bay Street, Suite 3400
Toronto, Ontario M5H 2S7

Attention:	Allan Goodman
E-mail:	agoodman@goodmans.ca

- and -

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006

Attention:	Neil Whoriskey
E-mail:	nwhoriskey@cgsh.com

- and -

Stikeman Elliott LLP
5300 Commerce Court West
199 Bay Street
Toronto, Ontario M5L 1B9

Attention:	Edward J. Waitzer and Amanda Linett
E-mail:	ewaitzer@stikeman.com/alinett@stikeman.com

7.3	Time of the Essence

Time shall be of the essence in this Agreement.

7.4	No Third Party Beneficiaries

Except as provided in Sections 2.8, 4.4 and 4.5, and except for the rights of the Corporation Shareholders to receive the consideration for their Corporation Shares following the Effective Time pursuant to the Arrangement, which rights are hereby acknowledged and agreed by the Purchaser, this Agreement is not intended to confer any rights or remedies upon any person other than the parties to this Agreement. The Purchaser appoints the Corporation as the trustee for the directors and officers of the Corporation of the covenants of the Purchaser and Brookfield with respect to those individuals as specified in Sections 2.8, 4.4 and 4.5 of this Agreement and the Corporation accepts such appointment.

7.5	Expenses

All legal, accounting and other professional advisory fees, costs and expenses incurred in connection with the negotiation, preparation or execution of this Agreement, and all documents and instruments executed or delivered pursuant to this Agreement, as well as any other costs and expenses incurred shall be paid by the party incurring such costs and expenses, except the Purchaser shall reimburse the Corporation for: (a) the fees, costs and expenses incurred by the Corporation in connection with obtaining the Valuation provided by the Financial Advisor; (b) the fees, costs and expenses incurred by the Corporation in connection with the solicitation of proxies; and (c) all fees, costs and expenses (including legal, accounting and other professional advisors) incurred by the Corporation if the Corporation shall have terminated this Agreement pursuant to Section 6.2(d)(i) or Section 6.2(d)(ii) or either party shall have terminated this Agreement pursuant to Section 6.2(b)(ii). The parties agree that this Section 7.5 shall survive the termination of this Agreement.

7.6	Injunctive Relief

The parties agree that irreparable harm would occur for which money damages would not be an adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms of this Agreement, any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief hereby being waived. Such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available at law or equity to each of the parties.

7.7	Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

7.8	Entire Agreement

This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof.

7.9	Governing Law

This Agreement shall be governed by, and be construed in accordance with, the laws of the Province of Ontario and the laws of Canada applicable therein. Each party hereby irrevocably attorns to the jurisdiction of the courts of the Province of Ontario in respect of all matters arising under or in relation to this Agreement.

7.10	Waiver

No waiver by any party shall be effective unless in writing and any waiver shall affect only the matter, and the occurrence thereof, specifically identified and shall not extend to any other matter or occurrence.

7.11	Enurement and Assignment

This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by any party without the prior written consent of the other parties hereto.

7.12	Counterparts and Telecopies

This Agreement may be executed in one or more counterparts each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Transmission by e-mail or facsimile of an executed counterpart of this Agreement shall be deemed to constitute due and sufficient delivery of such counterpart, provided that the party so delivering such counterpart shall, promptly after such delivery, deliver the original of such counterpart of the Agreement to the other parties hereto.

[Signature Page to Follow]

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.

BROOKFIELD ASSET MANAGEMENT INC.

By:	/s/ Derek Gorgi
Name: Derek Gorgi
Title: Senior Vice President

1927726 ONTARIO INC.

By:	/s/ A. J. Silber
Name: A. J. Silber
Title: Vice President

BROOKFIELD RESIDENTIAL PROPERTIES INC.

By:	/s/ Craig Laurie
Name: Craig Laurie
Title: Executive Vice President

Schedule A - Arrangement Resolution

BE IT RESOLVED THAT:

1. The arrangement (the “Arrangement”) under section 182 of the Business Corporations Act (Ontario) (the “OBCA”) of Brookfield Residential Properties Inc. (the “Corporation”), as more particularly described and set forth in the management information circular (the “Circular”) dated —, 2014 of the Corporation accompanying the notice of this meeting (as the Arrangement may be amended, modified or supplemented in accordance with the arrangement agreement (the “Arrangement Agreement”) made as of December 23, 2014 between the Corporation, Brookfield Asset Management Inc. and 1927726 Ontario Inc., is hereby authorized, approved and adopted.

2. The plan of arrangement of the Corporation (as it has been or may be amended, modified or supplemented in accordance with the Arrangement Agreement (the “Plan of Arrangement”)), the full text of which is set out in Appendix “•” to the Circular, is hereby authorized, approved and adopted.

3. The (i) Arrangement Agreement and related transactions, (ii) actions of the directors of the Corporation in approving the Arrangement Agreement, and (iii) actions of the directors and officers of the Corporation in executing and delivering the Arrangement Agreement, and any amendments, modifications or supplements thereto, are hereby ratified and approved.

4. The Corporation be and is hereby authorized to apply for a final order from the Ontario Superior Court of Justice (Commercial List) to approve the Arrangement on the terms set forth in the Arrangement Agreement and the Plan of Arrangement (as they may be amended, modified or supplemented in accordance with the Arrangement Agreement).

5. Notwithstanding that this resolution has been passed (and the Arrangement adopted) by the shareholders of the Corporation or that the Arrangement has been approved by the Ontario Superior Court of Justice (Commercial List), the directors of the Corporation are hereby authorized and empowered to, without notice to or approval of the shareholders of the Corporation, (i) amend, modify or supplement the Arrangement Agreement or the Plan of Arrangement, to the extent permitted by the Arrangement Agreement and (ii) subject to the terms of the Arrangement Agreement, not to proceed with the Arrangement and related transactions.

6. Any officer or director of the Corporation is hereby authorized and directed for and on behalf of the Corporation to execute, under the corporate seal of the Corporation or otherwise, and deliver or cause to be delivered, for filing with the Director under the OBCA, articles of arrangement and such other documents as are necessary or desirable to give effect to the Arrangement and the Plan of Arrangement in accordance with the Arrangement Agreement, such determination to be conclusively evidenced by the execution and delivery of such articles of arrangement and any such other documents.

7. Any officer or director of the Corporation is hereby authorized and directed for and on behalf of the Corporation to execute or cause to be executed, under the corporate seal of the Corporation or otherwise, and to deliver or cause to be delivered all such other documents and

A-1

instruments and to perform or cause to be performed all such other acts and things as such person determines may be necessary or desirable to give full effect to the foregoing resolution and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document or instrument or the doing of any such act or thing.

A-2

Schedule B - Plan of Arrangement

[See Attached]

B-1

EXECUTION VERSION

SCHEDULE B

PLAN OF ARRANGEMENT

FORM OF PLAN OF ARRANGEMENT UNDER SECTION 182 OF THE

BUSINESS CORPORATIONS ACT (ONTARIO)

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1	Definitions.

In this Plan of Arrangement, unless there is something in the subject matter or context inconsistent therewith, and unless indicated otherwise, where used in this Plan of Arrangement, capitalized terms used but not defined shall have the meanings ascribed thereto in the Agreement and the following terms shall have the following meanings (and grammatical variations of such terms shall have corresponding meanings):

“Agreement” means the arrangement agreement made as of December 23, 2014 between the Corporation, the Purchaser and Brookfield, including all schedules, as same may be amended, supplemented or restated in accordance with its terms providing for, among other things, the Arrangement;

“Applicable Purchaser” means

(a)	the Corporation for any Canadian Shareholder who has elected to have its Corporation Shares purchased for cancellation by the Corporation; and

(b)	the Purchaser for any other Corporation Shareholder;

“Arrangement Resolution” means a special resolution of the Corporation in substantially the form of Schedule A to the Agreement;

“Canadian Shareholder” means a Corporation Shareholder who, for purposes of the Tax Act, and at all relevant times, is or is deemed to be resident in Canada or, in the case of a Corporation Shareholder that is a partnership, a Corporation Shareholder that is a “Canadian partnership” as defined in the Tax Act;

“Corporation Shares” means common shares in the capital of the Corporation, including Restricted Shares but excluding common shares in the capital of the Corporation owned by BRP Holdings Corp.;

“Depositary” means CST Trust Company, as depositary at its offices as set out in the Letter of Transmittal and Election Form;

“Dissent Rights” has the meaning ascribed thereto in Section 4.1;

“Dissenting Shareholder” means a registered holder of Corporation Shares (other than Brookfield, the Purchaser or one of their subsidiaries) who dissents in respect of the Arrangement Resolution in strict compliance with the Dissent Rights and who is ultimately entitled to be paid fair value for its Corporation Shares;

“Effective Date” means the date upon which the Arrangement becomes effective as established by the date shown on the Certificate of Arrangement;

“Effective Time” means the first moment in time in Toronto, Ontario on the Effective Date, or such other time as may be agreed to in writing by the Corporation and the Purchaser prior to the Effective Date;

“Election Deadline” means 5:00 p.m. (Toronto time) on the business day which is two business days preceding the Shareholders’ Meeting;

“Holdco Agreements” means the share purchase agreement and other ancillary documentation containing representations and warranties and covenants acceptable to the Purchaser and the Corporation, each acting reasonably, to be entered into by each Qualifying Holdco Shareholder, in a form consistent with Section 2.10 of the Agreement;

“Holdco Share Consideration” means, in respect of each Qualifying Holdco Share, (i) the Consideration multiplied by the number of Corporation Shares held by such Qualifying Holdco divided by (ii) the aggregate number of Qualifying Holdco Shares that are issued and outstanding;

“Letter of Transmittal and Election Form” means the letter of transmittal and election form for use by the Corporation Shareholders with respect to the Arrangement;

“Plan of Arrangement”, “hereof”, “herein”, “hereto” and like references mean and refer to this plan of arrangement;

“Qualifying Holdco” means a corporation that meets the conditions described in Section 2.10(a) of the Agreement and which beneficially and of record holds Corporation Shares;

“Qualifying Holdco Shareholder” means a person that meets the conditions described in Section 2.10(a) of the Agreement;

“Restricted Shares” means common shares that were granted under the Restricted Stock Plan and which are unvested at the Effective Date;

“Restricted Stock Plan” means the restricted stock plan of the Corporation;

“Securities” means, as the context requires, the Corporation Shares or the Qualifying Holdco Shares, or any combination thereof; and

“Subject Securityholders” means, as the context requires, the Corporation Shareholders or the Qualifying Holdco Shareholders, or any combination thereof.

1.2	Time

Time is of the essence in and of this Plan of Arrangement.

1.3	Interpretation Not Affected By Headings, etc.

The division of this Plan of Arrangement into Articles, Sections and subsections and the insertion of headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Plan of Arrangement.

1.4	Article References

Unless the contrary intention appears, references in this Plan of Arrangement to an Article, Section or subsection by number or letter or both refer to the Article, Section or subsection, respectively, bearing that designation in this Plan of Arrangement.

1.5	Number and Gender

In this Plan of Arrangement, unless the contrary intention appears, words importing the singular include the plural and vice versa; words importing gender shall include all genders; and words importing persons shall include a natural person, firm, trust, partnership, association, corporation, joint venture or government (including any governmental agency, political subdivision or instrumentality thereof).

1.6	Calculation of Time

Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends. If the date on which any action is required to be taken hereunder by any of the parties is not a business day in the place where the action is required to be taken, such action shall be required to be taken on the next succeeding day which is a business day in such place.

1.7	Statutory References

Unless otherwise indicated, references in this Plan of Arrangement to any statute include all regulations made pursuant to such statute and the provisions of any statute or regulation which amends, supplements or supersedes any such statute or regulation.

1.8	Currency

All references to “$” mean U.S. dollars and “C$” mean Canadian dollars.

ARTICLE 2

ARRANGEMENT AGREEMENT

2.1	Arrangement Agreement

This Plan of Arrangement is made pursuant to, and is subject to the provisions of, the Agreement. This Plan of Arrangement shall become effective at, and be binding at and after, the Effective Time on: (i) the Corporation; (ii) the Purchaser; (iii) all registered holders and all beneficial owners of Corporation Shares; (iv) all registered holders and all beneficial owners of Qualifying Holdco Shares; (v) the registrar and transfer agent in respect of the Corporation Shares; and (vi) the Depositary.

ARTICLE 3

ARRANGEMENT

3.1	Arrangement

Commencing at the Effective Time, the following events or transactions shall occur and shall be deemed to occur in the following sequence without any further act or formality:

(a)	each outstanding Corporation Share held by a Dissenting Shareholder shall be deemed to be transferred by the holder thereof to the Corporation free and clear of all liens, claims and encumbrances, and each Dissenting Shareholder shall cease to have any rights as a Corporation Shareholder other than the right to be paid the fair value of their Corporation Shares by the Corporation in accordance with Article 4 hereof, and the name of such holder shall be removed from the register of holders of Corporation Shares, and such Corporation Shares shall be cancelled;

(b)	each Qualifying Holdco Share outstanding held by a Qualifying Holdco Shareholder shall be transferred and deemed to be transferred by the Qualifying Holdco Shareholder, without any further act or formality on its part, free and clear of all liens, claims and encumbrances, to the Purchaser, in accordance with the applicable Holdco Agreement, in exchange for a payment in cash equal to the Holdco Share Consideration, and the name of such holder shall be removed from the register of holders of Qualifying Holdco Shares maintained in respect of the applicable Qualifying Holdco, and the Purchaser shall be recorded as the registered holder of the Qualifying Holdco Shares so transferred and shall be deemed to be the legal and beneficial owner thereof, free and clear of any liens, claims or encumbrances; and

(c)	each Corporation Share outstanding (other than (i) Corporation Shares held by Brookfield, the Purchaser or any of their affiliates (which shall not be acquired under the Arrangement and shall remain outstanding as a Corporation Share held by Brookfield, the Purchaser or such affiliate, as the case may be); (ii) Corporation Shares held by Qualifying Holdcos, the Qualifying Holdco Shares of which are acquired by the Purchaser pursuant to Section 3.1(b) (which shall not be acquired under the Arrangement and shall remain outstanding as Corporation Shares held by such Qualifying Holdco); and (iii) Corporation Shares acquired by the Purchaser pursuant to Section 3.1(a)), shall be transferred and deemed to be transferred by the holder thereof, without any further act or formality on its part, free and clear of all liens, claims and encumbrances, to the Applicable Purchaser, in exchange for a payment in cash equal to the Consideration, and the name of such holder shall be removed from the register of holders of Corporation Shares, and, with respect to Corporation Shares elected to be transferred to the Purchaser, the Purchaser shall be recorded as the registered holder of the Corporation Shares so transferred and shall be deemed to be the legal and beneficial owner thereof, free and clear of any liens, claims or encumbrances.

3.2	Adjustment to Consideration

If, on or after the date of the Agreement, the Corporation sets a record date for any dividend or other distribution on the Corporation Shares that is prior to the Effective Time or the Corporation pays any dividend or other distribution on the Corporation Shares prior to the Effective Time: (i) to the extent that the amount of such dividends or distributions per Corporation Share does not exceed the Consideration or Holdco Share Consideration, as applicable, the Consideration or Holdco Share Consideration, as applicable, shall be reduced by the amount of such dividends or distributions; and (ii) to the extent that the amount of such dividends or distributions per Corporation Share exceeds the Consideration or Holdco Share Consideration, as applicable, such excess amount shall be placed in escrow for the account of the Purchaser or another person designated by the Purchaser.

3.3	Elections

(a)	With respect to the acquisition of Corporation Shares effected pursuant to Section 3.1(c), each Canadian Shareholder (other than Dissenting Shareholders and Brookfield, the Purchaser or their affiliates) may elect, in respect of each Corporation Share held:

(i)	to receive the Consideration from the Purchaser; or

(ii)	to have its Corporation Shares purchased for cancellation by the Corporation in exchange for the Consideration.

(b)	The election provided for in Section 3.3(a) shall be made by each applicable Corporation Shareholder by depositing with the Depositary, prior to the Election Deadline, a duly completed Letter of Transmittal and Election Form indicating such holder’s election, together with any certificates representing the holder’s Corporation Shares.

(c)	Any Letter of Transmittal and Election Form, once deposited with the Depositary, shall be irrevocable and may not be withdrawn by a Corporation Shareholder.

(d)	Any Corporation Shareholder who (i) does not deposit with the Depositary a duly completed Letter of Transmittal and Election Form prior to the Election Deadline, (ii) properly exercises Dissent Rights in accordance with Section 4.1(a) but is not ultimately entitled, for any reason, to be paid the fair value for its Corporation Shares by the Purchaser as referenced in Section 4.1(b), or (iii) otherwise fails to comply with the requirements of Sections 3.3(a) and the Letter of Transmittal and Election Form, shall be deemed to have elected to receive the Consideration from the Purchaser.

(e)	With respect to the election in Section 3.3(a)(ii), it is a term of the Arrangement that for the purposes of subsection 191(4) of the Tax Act, the “specified amount” in respect of each Corporation Share shall be an amount equal to the Consideration.

3.4	Deposit Rules and Procedures

(a)	On or immediately prior to the Effective Date and prior to the filing of the Articles of Arrangement, the Purchaser shall deliver or cause to be delivered sufficient cash to the Depositary to pay in full:

(i)	for the benefit of the Corporation Shareholders and Qualifying Holdco Shareholders, except those Corporation Shareholders whose Corporation Shares are being purchased for cancellation by the Corporation, the aggregate amount of cash that such holders are entitled to receive under the Arrangement; and

(ii)	to the extent the Corporation requests funding in accordance with Section 4.1(b) of the Agreement, the Excess Redemption Amount.

(b)	On or immediately prior to the Effective Date and prior to the filing of the Articles of Arrangement, the Corporation shall deliver or cause to be delivered sufficient cash to the Depositary to pay in full the Corporation Redemption Amount less, if funding is requested by the Corporation in accordance with Section 4.1(b) of the Agreement, the Excess Redemption Amount.

(c)	Corporation Shareholders who have so elected in their Letter of Transmittal and Election Form will receive the C$ equivalent of any cash received pursuant to Section 3.1, based on the exchange rate available to the Depository at its typical banking institution on the date such funds are converted.

For greater certainty, for the purposes of Article 3, if a Corporation Shareholder submits more than one valid Letter of Transmittal and Election Form, such holder shall be treated as a separate Corporation Shareholder in respect of each valid Letter of Transmittal and Election Form submitted.

ARTICLE 4

DISSENT PROCEDURES

4.1	Rights of Dissent

(a)	Registered Corporation Shareholders may exercise rights of dissent with respect to their Corporation Shares pursuant to and in the manner set forth in section 185 of the OBCA as modified by the Interim Order and this Article 4 in connection with the Arrangement (the “Dissent Rights”), provided that, notwithstanding subsection 185(6) of the OBCA, written notice setting forth such a registered Corporation Shareholder’s objection to the Arrangement and exercise of Dissent Rights must be received by the Purchaser not later than 5:00 p.m. (Toronto time) on the business day which is two business days preceding the date of the Shareholders’ Meeting;

(b)	Corporation Shareholders who properly exercise their Dissent Rights shall be deemed to have transferred their Corporation Shares to the Corporation as of the Effective Time as set out in Section 3.1(a) hereof. If such Corporation Shareholders are ultimately entitled to be paid the fair value for their Corporation Shares by the Corporation pursuant to the Dissent Rights, the Corporation Shareholders will not be entitled to any other payment or consideration, including any payment that would be payable under the Arrangement had such holders not exercised their Dissent Rights; provided however that if any such Corporation Shareholder is not ultimately entitled, for any reason, to be paid the fair value for their Corporation Shares, such Corporation Shareholder shall be deemed to have participated in the Arrangement, as at the Effective Time, on the same basis as a non-dissenting holder of Corporation Shares electing to have their Corporation Shares acquired by the Purchaser in accordance with Section 3.3(a)(i).

(c)	In addition to any other restrictions under section 185 of the OBCA, Corporation Shareholders who vote or have instructed a proxyholder to vote such Corporation Shares in favour of the Arrangement Resolution shall not be entitled to exercise Dissent Rights.

(d)	In no circumstances shall the Corporation, the Purchaser, the Depositary, the registrar and transfer agent in respect of the Corporation Shares or any other person be required to recognize a person exercising Dissent Rights unless such person is the registered holder of those Corporation Shares in respect of which such rights are sought to be exercised.

(e)	In no case shall the Corporation, the Purchaser, the Depositary, the registrar and transfer agent in respect of the Corporation Shares or any other person be required to recognize a Dissenting Shareholder as a holder of Corporation Shares after the Effective Time and the name of each Dissenting Shareholder shall be deleted from the register of holders of Corporation Shares as at the Effective Time as provided in Section 3.1(a).

ARTICLE 5

DELIVERY OF CONSIDERATION

5.1	Delivery of Consideration

(a)	Upon surrender to the Depositary for cancellation of a certificate which immediately prior to the Effective Time represented one or more outstanding Corporation Shares, together with a duly completed and executed Letter of Transmittal and Election Form, and such additional documents and instruments as the Depositary may reasonably require, the holder of such surrendered certificate shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such holder following Effective Time (in each case, less any amounts withheld pursuant to Section 5.3 hereof), a cheque for the aggregate Consideration or Holdco Share Consideration, as applicable, to which such holder is entitled to under the Arrangement.

(b)	After the Effective Time and until surrendered for cancellation as contemplated by Section 5.1(a) hereof, each certificate which immediately prior to the Effective Time represented one or more Corporation Shares shall be deemed at all times to represent only the right to receive in exchange therefor the entitlements which the holder of such certificate is entitled to receive in accordance with Section 5.1(a) hereof.

5.2	Lost Certificates

In the event any certificate which immediately prior to the Effective Time represented one or more outstanding Corporation Shares that were exchanged pursuant to Section 3.1 shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, the Depositary will issue in exchange for such lost, stolen or destroyed certificate, the consideration that such person is entitled to receive pursuant to Section 3.1, deliverable in accordance with such holder’s Letter of Transmittal and Election Form. When authorizing the delivery of such consideration in exchange for any lost, stolen or destroyed certificate, the person to whom the consideration is being delivered shall, as a condition precedent to the delivery of such consideration, give a bond satisfactory to the Corporation, the Purchaser and the Depositary in such sum as the Corporation, the Purchaser or the Depositary may direct or otherwise indemnify the Corporation, the Purchaser and the Depositary in a manner satisfactory to the Corporation, the Purchaser and the Depositary against any claim that may be made against the Corporation, the Purchaser or the Depositary with respect to the certificate alleged to have been lost, stolen or destroyed.

5.3	Withholding Rights

Notwithstanding anything in the Agreement or this Plan of Arrangement to the contrary, the Corporation, the Depositary, the Purchaser or one or more affiliates or subsidiaries of the Purchaser, as the case may be, shall be entitled to deduct and withhold from any amount otherwise payable pursuant to this Plan of Arrangement to any Subject Securityholder such amounts as are required to be deducted and withheld with respect to the making of such payment under the Tax Act or any provision of applicable local, state, provincial or foreign tax law, in each case, as amended, or the administrative practice of the relevant Governmental Entity administering such law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Plan of Arrangement as having been paid to the former Subject Securityholder in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate Governmental Entity within the time required by and in accordance with applicable laws.

5.4	Extinction of Rights

Any amounts deposited with the Depositary for the payment of Consideration or Holdco Share Consideration to Subject Securityholders pursuant to Section 3.1 which remain unclaimed on the date which is three years less a day from the Effective Date shall be forfeited to the Applicable Purchaser and paid over to or as directed by the Purchaser and the former Subject Securityholder shall thereafter have no right to receive their respective entitlement to the Consideration or Holdco Share Consideration pursuant to Section 3.1, as applicable.

5.5	Dividends and Distributions

No dividend or other distribution declared or made after the Effective Time with respect to the Corporation Shares with a record date after the Effective Time shall be delivered to the holder of any unsurrendered certificate which, immediately prior to the Effective Time, represented outstanding Corporation Shares.

5.6	No Liens

Any exchange or transfer of securities pursuant to this Plan of Arrangement shall be free and clear of any liens, charges, security interests, encumbrances, mortgages, hypothecs, restrictions, adverse claims or other claims of third parties of any kind.

5.7	Paramountcy

From and after the Effective Time (i) this Plan of Arrangement shall take precedence and priority over any and all Securities issued prior to the Effective Time, (ii) the rights and obligations of the registered holders of Securities of the Corporation, the Purchaser, the Depositary and any trustee or transfer agent therefor in relation thereto, shall be solely as provided for in this Plan of Arrangement, and (iii) except in respect of Dissent Rights, all actions, causes of action, claims or proceedings (actual or contingent and whether or not previously asserted) based on or in any way relating to any Securities shall be deemed to have been settled, compromised, released and determined without liability except as set forth herein.

ARTICLE 6

AMENDMENTS

6.1	Amendments to Plan of Arrangement

(a)	The Purchaser and the Corporation may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that each such amendment, modification and/or supplement must be: (i) set out in writing; (ii) approved by each of the Purchaser and the Corporation; (iii) filed with the Court and, if made following the Shareholders’ Meeting, approved by the Court; and (iv) communicated to the Corporation Shareholders if and as required by the Interim Order or the Court.

(b)	Any amendment, modification or supplement to this Plan of Arrangement may be proposed by the Corporation at any time prior to the Shareholders’ Meeting (provided that the Purchaser shall have consented thereto in writing) with or without any other prior notice or communication, and if so proposed and accepted by the persons voting at the Shareholders’ Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

(c)	Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Shareholders’ Meeting shall be effective only if: (i) it is consented to in writing by the Purchaser and the Corporation, each acting reasonably; and (ii) if required by the Court, it is approved by holders of the Corporation Shares, voting in the manner directed by the Court.

(d)	Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Date unilaterally by the Purchaser, provided that it concerns a matter which, in the reasonable opinion of the Purchaser, is of an administrative or ministerial nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the economic interest of any former holder of Corporation Shares and such amendments, modifications or supplements to the Plan of Arrangement need not be filed with Court or communicated to the Corporation Shareholders.

ARTICLE 7

FURTHER ASSURANCES

7.1	Further Assurances

Notwithstanding that the transactions and events set out herein shall occur and shall be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the Parties to the Agreement shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by either of them in order to further document or evidence any of the transactions or events set out herein.